EXHIBIT 5

                       [Letterhead of The Otto Law Group]

                                  June 14, 2004


Reality Wireless Networks, Inc.
7235 North Creek Loop

Gig Harbor, WA  98335

      Re: Registration of Common Stock of Reality Wireless Networks, Inc., a Nevada corporation ("Reality").

Ladies and Gentlemen:

For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 13,729,060 shares of common stock of Reality in connection with the Consulting Services Agreement, as amended, between Reality and Bartholomew International Investment Limited, Inc., the Engagement Agreement between Reality and The Otto Law Group, PLLC (collectively, the "Agreements"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of Reality 's common stock.

      As the shares under the Agreements which are subject to this opinion are issued under a registration statement pursuant to the Securities Act, they may be issued free and clear of all restrictions.

      We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                        Very truly yours,


                                        THE OTTO LAW GROUP, PLLC



                                        /s/ The Otto Law Group, PLLC
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